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                                                                    EXHIBIT 10.7

[LETTER HEAD OF DMC STRATEX NETWORKS]

Charles D. Kissner
170 Rose Orchard Way
San Jose, CA 95134

         RE:      EMPLOYMENT AGREEMENT

Dear Chuck:

         This letter sets forth the terms of your continued employment with DMC Stratex Networks, Inc. (the "Company") as well as our understanding with respect to any termination of that employment relationship. This Agreement is effective as of May 14, 2002.

         1. Position and Duties. You are employed by the Company as its Chairman and Chief Executive Officer, reporting to its Board of Directors (the "Board"). You accept continued employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your time, energy and skill to your duties at the Company.

         2. Term of Employment. Your employment with the Company is for no specified term, and may be terminated by you or the Company at any time, with or without cause, subject to the provisions of Paragraphs 4 and 5 below.

         3. Compensation. You will be compensated by the Company for your services as follows:

                  a. Salary: You will be paid a monthly base salary of at least $34,166.66, less applicable withholding, in accordance with the Company's normal payroll procedures. Your salary may be reviewed from time to time, and may be subject to adjustment based upon various factors including, but not limited to, your performance and the Company's profitability. Any adjustment to your salary shall be made at the sole discretion of the Board. Your base salary will not be reduced except as part of a salary reduction program that similarly affects all members of the executive staff reporting to you. Your base salary is also subject to adjustment as described in paragraph 3d.

                  b. Bonus: To the extent that the Company has one, you will be eligible to participate in any Company executive incentive bonus plan.

                  c. Benefits: You will have the right, on the same basis as other employees of the Company, to participate in and to receive benefits under any Company medical, disability or other group insurance plans, as well as under the Company's business expense reimbursement and other policies. You will accrue paid vacation in accordance with the Company's vacation policy or other specific arrangements made by the Company.

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Kissner Employment Agreement

                  d. Expenses. The Company will reimburse you for reasonable travel and other business expenses incurred by you in the proper performance of your duties for the Company, in accordance with the Company's policies, as they may be amended in the Company's sole discretion. To the extent that you incur business/travel expenses that are outside/beyond the scope of the Company's business/travel expense reimbursement policies, you will not be reimbursed for such expenses.

         4. Voluntary Termination. In the event that you voluntarily resign from your employment with the Company, you will be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination. You agree that if you voluntarily terminate your employment with the Company for any reason, you will provide the Company with at least 10 days' written notice of your resignation. The Company shall have the option, in its sole discretion, to make your resignation effective at any time prior to the end of such notice period, provided the Company pays you an amount equal to the base salary you would have earned through the end of the notice period.

         5. Other Termination. Your employment may be terminated under the circumstances set forth below.

                  a. Termination by Disability. If, by reason of any physical or mental incapacity, you have been or will be prevented from performing your then-current duties under this Agreement for more than three consecutive months, then, to the extent permitted by law, the Company may terminate your employment without any advance notice. Upon such termination, if you sign a general release of known and unknown claims in a form satisfactory to the Company, the Company will provide you with the severance payments and benefits described in Paragraph 5(d). Nothing in this paragraph shall affect your rights under any applicable Company disability plan; provided, however, that your severance payments will be offset by any disability income payments received by you so that the total monthly severance and disability income payments during your severance period shall not exceed your then-current base salary.

                  b. Termination by Death. Your employment will terminate automatically upon your death. Upon such termination, the Company will provide your family/estate with the severance payments and benefits described in Paragraph 5(d).

                  c. Termination for Cause: The Company may terminate your employment at any time for cause (as described below). If your employment is terminated by the Company for cause, you shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination for cause. For purposes of this Agreement, a termination "for cause" occurs if you are terminated for any of the following reasons: (i) theft, dishonesty, misconduct or falsification of any employment or Company records; (ii) improper disclosure of the Company's confidential or proprietary information; (iii) any action by you which has a material detrimental effect on the Company's reputation or business; (iv) your refusal or inability to perform any assigned duties (other than as a result of a disability) after written notice from the Company to you of, and a reasonable opportunity to cure, such failure or inability; or (v) your conviction (including any plea of guilty or no contest) for any criminal act that impairs your ability to perform your duties under this Agreement.

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Kissner Employment Agreement

                  d. Termination Without Cause: The Company may terminate your employment without cause at any time. If your employment is terminated by the Company without cause, and you sign a general release of known and unknown claims in a form satisfactory to the Company, you will receive the following severance benefits:

                           i.       severance payments at your final monthly
base salary rate, plus $4,166.67 per month, for a period of 36 months following your termination; such payments will be made in accordance with the Company's normal payroll practices;

                           ii.      payment of the premiums necessary to
continue your group health insurance under COBRA (or to purchase other comparable health insurance coverage on an individual or group basis if you are no longer eligible for COBRA coverage) until the earlier of (x) 36 months following your termination date; or (y) the date you first become eligible to participate in another employer's group health insurance plan;

                           iii.     the Company will pay you the prorated
portion of any incentive bonus that you would have earned during the incentive bonus period in which your employment terminates; such prorated bonus will be paid to you at the time that incentive bonus is paid to other Company employees;

                           iv.      with respect to any stock options granted to
you by the Company that are unvested as of the date of your termination, 60% of such unvested options will immediately vest and become exercisable as of the date of your termination, and you will be entitled to purchase any vested shares of stock that are subject to any stock options granted to you by the Company until the earlier of (x) 36 months following your termination date, or (y) the date on which the applicable option(s) expires; except as set forth in this subparagraph, your Company stock options will continue to be subject to and governed by the applicable stock option agreements between you and the Company;

                           v.       payment of your then-provided Company car
allowance for the period described in subparagraph 5(d)(i); and

                           vi.      outplacement assistance selected and paid
for by the Company.

                  e. Resignation for Good Reason: If you resign from your employment with the Company for Good Reason (as defined in this paragraph), and you sign a general release of known and unknown claims in a form satisfactory to the Company, you shall receive the severance benefits described in Paragraph 5(d). For purposes of this paragraph, "Good Reason" means any of the following conditions, which condition(s) remain in effect 60 days after written notice from you to the Board of said condition(s):

                           i.       a reduction in your base salary, other than
a reduction that is similarly applicable to all members of the executive staff reporting to you; or

                           ii.      a material reduction in your employee
benefits (including, but not limited to your travel expense reimbursement benefits in effect as of the date of this Agreement); or

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Kissner Employment Agreement

                           iii.     the relocation of the Company's workplace at
which you are officed to a location that is more than 75 miles from the Company's workplace prior to such relocation.

         The foregoing condition(s) shall not constitute "Good Reason" if you do not provide the Board with the notice described above within 45 days after you first become aware of the condition(s).

                  f. Termination As a Result of Change of Control: If there is a Change of Control (as defined below), your employment with the Company will terminate upon such Change of Control. If, upon such termination, you sign a general release of known and unknown claims in a form satisfactory to the Company, you shall receive the severance benefits described in Paragraph 5(d); provided, that the time period set forth in subparagraph 5(d)(i), (ii), and (iv)(x), shall be increased by an additional twelve (12) months. In addition, you shall receive a payment equal to the greater of (i) the average of the annual incentive bonus payments received by you, if any, for the previous three years, or (ii) your target incentive bonus for the year in which your employment terminates. Such payment will be made to you within 15 days following your execution of the general release of claims described above. The Company will also accelerate the vesting of all unvested stock options granted to you by the Company such that all of your Company stock options will be fully vested as of the date of your termination.

         6.       Change of Control/Good Reason.

                  a. For purposes of this Agreement, a "Change of Control" of the Company shall mean:

                           i.       The direct or indirect acquisition by any
person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept;

                           ii.      a change in the composition of the Board
over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors;

                           iii.     a merger or consolidation in which the
Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

                           iv.      the sale, transfer or other disposition of
all or substantially all of the assets of the Company (including the capital stock of the Company's subsidiary corporations);

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Kissner Employment Agreement

                           v.       the complete liquidation or dissolution of
the Company;

                           vi.      any reverse merger in which the Company is
the surviving entity but in which securities possessing more than forty percent (40%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or

                           vii.     the acquisition in a single or series of
related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership ( within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than forty percent (40%) of the total combined voting power of the Company's outstanding securities but excluding any such transaction or series of related transactions that the Administrator of the Company Stock Option Plan determines shall not be a Corporate Transaction.

For the purposes of this Agreement, the terms "Continuing Directors," "Corporate Transaction," "Affiliate" and "Associate" shall have the meanings ascribed to such terms in the Company's Stock Option Plan.

         7. Confidential and Proprietary Information: As a condition of your continued employment, and to the extent that you have not done so already, you agree to sign and abide by the Company's standard form of employee proprietary information/confidentiality/assignment of inventions agreement.

         8.       Termination Obligations.

                  a. You agree that all property, including, without limitation, all equipment, proprietary information, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by you in the course of or incident to your employment, belongs to the Company and shall be returned to the Company promptly upon any termination of your employment.

                  b. Upon your termination for any reason, and as a condition of your receipt of any severance benefits hereunder, you will promptly resign in writing from all offices and directorships then held with the Company or any affiliate of the Company.

                  c. Following the termination of your employment with the Company for any reason, you shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company. You shall also cooperate in the defense of any action brought by any third party against the Company.

         9.       Federal Excise Tax Under Section 4999 of the Code.

                  a. To the extent that any payments and benefits provided for in this Agreement or otherwise payable to you (the "Payments") constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the

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Kissner Employment Agreement

"Code"), and are subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision (the "Excise Tax"), the Company shall pay to you within ninety (90) days of the date you become subject to the Excise Tax, an additional one-time amount (the "Gross-Up Payment") equal to the sum of the Excise Tax imposed on the Payments and the Excise Tax imposed on the Gross-Up Payment in accordance with the following formula: E/(1 - R), where (i) "E" is the amount of the Excise Tax computed on the Payments determined without regard to payment of the Gross-Up Payment, and (ii) "R" is the rate of Excise Tax. The Company shall not pay to you the amount of any federal, state and local income or employment taxes imposed on the Payments or the Gross-Up Payment.

                  b. Unless the Company and you otherwise agree in writing, any determination required under this Subsection shall be made in writing by independent public accountants appointed by the Company and reasonably acceptable to you (the "Accountants"), whose determination shall be conclusive and binding upon you and the Company for all purposes. The Company shall bear all costs the Accountants may reasonably incur in connection with such determination, and the Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Subsection.

                  c. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, you shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax you are repaying), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

                  d. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment to you in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

         10. Other Activities. In order to protect the Company's valuable proprietary information, you agree that during your employment and for a period of two years following the termination of your employment with the Company for any reason, you will not, as a compensated or uncompensated officer, director, consultant, advisor, partner, joint venturer, investor, independent contractor, employee or otherwise, provide any labor, services, advice or assistance to any entity, or its successor, which is a direct competitor of the Company (and specifically identified as such in the Company's Form 10K), unless specifically permitted to do so in writing by the Company or its successor. You acknowledge and agree that the restrictions contained in the preceding sentence are reasonable and necessary, as there is a significant risk that your provision of labor, services, advice or assistance to any of those competitors could result in the inevitable disclosure of the Company's proprietary information. You further acknowledge and agree that the restrictions contained in this paragraph will not preclude you from engaging in any trade, business or profession that you are qualified to engage in.

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Kissner Employment Agreement

         11. Dispute Resolution. In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this Agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, sexual orientation, disability or other discrimination or harassment), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California. You and the Company hereby knowingly and willingly waive your respective rights to have any such disputes or claims tried to a judge or jury. Provided, however, that this arbitration provision shall not apply to any claims for injunctive relief by you or the Company.

         12. Severability. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

         13. Applicable Withholding. All salary, bonus, severance and other payments identified in this Agreement are subject to applicable withholding by the Company.

         14. Assignment. In view of the personal nature of the services to be performed under this Agreement by you, you cannot assign or transfer any of your obligations under this Agreement.

         15. Entire Agreement. This Agreement and the agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company regarding your employment, whether written or oral, including your Employment Agreement dated August 8, 1998 with the Company. This Agreement sets forth our entire agreement regarding the Company's obligation to provide you with severance benefits upon any termination of your employment, and you shall not be entitled to receive any other severance benefits from the Company pursuant to any Company severance plan, policy or practice.

         16. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California.

         17. Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by you and an authorized representative of the Company.

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Kissner Employment Agreement

         Chuck, we look forward to continuing to work with you at DMC Stratex Networks, Inc. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.

Sincerely,

DMC Stratex Networks, Inc.

By: ___________________________________
         V. Frank Mendicino
         Chairman of Compensation Committee of the Board of Directors

         I agree to and accept continued employment with DMC Stratex Networks, Inc. on the terms and conditions set forth in this Agreement.

Date: _____________, 2002               _________________________________
                                         Charles D. Kissner

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